American Assets Trust, Inc. Reports Second Quarter 2015 Financial Results

FFO per share increases 13% year-over-year for both the three and six months ended June 30, 2015
Same-Store Cash NOI increases 9.3% and 8.4% year-over-year for the three and six months ended June 30, 2015, respectively

SAN DIEGO, California - 7/28/2015 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its second quarter ended June 30, 2015.

Financial Results and Recent Developments

•	Funds From Operations increased 13% year over year to $0.44 and $0.88 per diluted share for both the three and six months ended June 30, 2015 compared to the same periods in 2014

•	Increasing 2015 annual guidance to a range of $1.73 to $1.77 of FFO per diluted share, a 1.4% increase over the prior midpoint

•	Net income available to common stockholders of $8.7 million and $16.7 million, respectively, for the three and six months ended June 30, 2015 or $0.20 and $0.38 per diluted share, respectively

•	Earned investment grade credit ratings in July 2015 from all three major U.S. credit rating agencies with a stable outlook

•	Same-store cash NOI increased 9.3% and 8.4%, respectively, for the three and six months ended June 30, 2015 compared to the same periods in 2014

•	Same-store GAAP NOI increased 9.4% and 7.9%, respectively, for the three and six months ended June 30, 2015 compared to the same periods in 2014

•	Leased approximately 129,200 comparable office square feet at an average cash-basis and GAAP-basis contractual rent increase of 40% and 50%, respectively, during the three months ended June 30, 2015

•	Leased approximately 67,600 comparable retail square feet at an average cash-basis and GAAP-basis contractual rent increase of 19% and 16%, respectively, during the three months ended June 30, 2015

During the second quarter of 2015, the company generated funds from operations (“FFO”) for common stockholders of $27.5 million, or $0.44 per diluted share, compared to $23.5 million, or $0.39 per diluted share, for the quarter ended June 30, 2014. For the six months ended June 30, 2015, the company generated FFO for common stockholders of $54.0 million, or $0.88 per diluted share, compared to $46.5 million, or $0.78 per diluted share, for the six months ended June 30, 2014. The increase in FFO from the corresponding periods in 2014 was due to growth in same-store net operating income, an increase in occupancy at the hotel portion of our mixed-use property, and a decrease in interest expense attributed to the company's payoff of outstanding secured mortgages encumbering Waikele Center, The Shops at Kalakaua, Del Monte Center and The Landmark at One Market offset with the issuance of senior guaranteed notes bearing lower interest rates and an increase in capitalized interest related to our development activity.

Net income attributable to common stockholders was $8.7 million, or $0.20 per basic and diluted share for the three months ended June 30, 2015 compared to $3.7 million, or $0.09 per basic and diluted share for the three months ended June 30, 2014. For the six months ended June 30, 2015, net income attributable to common stockholders was $16.7 million, or $0.38 per basic and diluted share, compared to net income attributable to common stockholders of $8.3 million, or $0.20 per basic and diluted share, for the six months ended June 30, 2014. The increase in net income attributable to common stockholders for the six months ended June 30, 2015 was due to growth in same-store net operating income, an increase in occupancy at the hotel portion of our mixed-use property and a decrease in interest expense as noted above.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	June 30, 2015	March 31, 2015	June 30, 2014
Total Portfolio
Retail	98.5%	98.5%	98.8%
Office	92.9%	92.7%	88.5%
Multifamily	95.7%	96.4%	98.8%
Mixed-Use:
Retail	100.0%	100.0%	99.5%
Hotel	88.4%	89.0%	80.7%

Same-Store Portfolio
Retail	98.5%	98.5%	98.8%
Office	96.9%	96.0%	92.5%
Multifamily	95.7%	96.4%	98.8%
Mixed-Use:
Retail	100.0%	100.0%	99.5%
Hotel	88.4%	89.0%	80.7%

During the second quarter of 2015, the company signed 41 leases for approximately 225,500 square feet of retail and office space, as well as 195 multifamily apartment leases. Renewals accounted for 70.6% of the comparable retail leases, 62.5% of the comparable office leases and 50.8% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the second quarter of 2015 and trailing four quarters ending June 30, 2015, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q2 2015	17	67,600	19.0%	$33.59	$28.23	16.3%
	Last 4 Quarters	50	178,600	11.7%	$34.36	$30.77	13.0%

Office	Q2 2015	16	129,200	40.1%	$60.13	$42.93	50.0%
	Last 4 Quarters	42	344,800	26.8%	$40.93	$32.28	36.2%

Multifamily
At June 30, 2015, the average monthly base rent per leased unit was $1,597 compared to an average monthly base rent per leased unit of $1,438 at June 30, 2014, an increase of 11.0%.

Same-Store Operating Income
For the three and six months ended June 30, 2015, same-store property operating income increased 9.3% and 8.4%, respectively, on a cash basis compared to the corresponding periods in 2014. For the three and six months ended June 30, 2015, same-store property operating income increased 9.4% and 7.9%, respectively, on a GAAP basis compared to the corresponding periods in 2014. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Six Months Ended (1)
	June 30,			June 30,
	2015	2014	Change	2015	2014	Change
Cash Basis:
Retail	$17,847	$16,698	6.9%	$35,645	$33,265	7.2%
Office	11,417	10,697	6.7	22,664	20,719	9.4
Multifamily	2,803	2,656	5.5	5,629	5,359	5.0
Mixed-Use	5,700	4,501	26.6	11,497	10,256	12.1
	$37,767	$34,552	9.3%	$75,435	$69,599	8.4%

GAAP Basis:
Retail	$18,152	$17,136	5.9%	$36,231	$34,072	6.3%
Office	12,587	11,561	8.9	24,958	22,841	9.3
Multifamily	2,803	2,656	5.5	5,629	5,359	5.0
Mixed-Use	5,609	4,430	26.6	11,356	10,155	11.8
	$39,151	$35,783	9.4%	$78,174	$72,427	7.9%

(1)	Same-store portfolio excludes (i) Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period and (ii) land held for development.

On a same-store basis, retail property operating income increased for the three and six months ended June 30, 2015 compared to the same periods in 2014 primarily due to higher annualized base rent attributed to new leases, specifically at Lomas Santa Fe Plaza, Carmel Mountain Plaza and Alamo Quarry Market.

On a same-store basis, office property operating income increased for the three and six months ended June 30, 2015 compared to the same periods in 2014 primarily due to higher annual base rents, specifically at The Landmark at One Market and an increase in percentage leased specifically at First & Main. These increases were offset by increase in real estate taxes, specifically at The Landmark at One Market.

On a same-store basis, multifamily property operating income increased for the three and six months ended June 30, 2015 compared to the corresponding periods in 2014 primarily due to an increase in average monthly base rent during 2015.

On a same-store basis, mixed-use property operating income increased for the three months and six months ended June 30, 2015 compared to the corresponding periods in 2014 primarily due to higher occupancy at the hotel portion of our mixed-use property, which is attributed to the completion of the 2014 hotel room refresh project.

Development
Hassalo on Eighth at Lloyd District Portfolio remains within budget and on schedule. Projected costs of the redevelopment are approximately $192 million, of which approximately $184 million has been incurred to date. We expect to incur the remaining costs for redevelopment of the Lloyd District Portfolio in 2015. On July 2, 2015, the Velomor at Hassalo on Eighth became available for occupancy by residential tenants. To date, we have leased 118 of the Velomor's 177 units, or approximately 67%. We expect the Aster Tower and Elwood at Hassalo on Eighth to become available for occupancy by residential tenants in the beginning of the fourth quarter of 2015. To date, we have leased 34 of Aster Tower's 337 units and 5 of the Elwood's 143 units. In total, to date, we have leased 157 units of 657 units at Hassalo on Eighth, or approximately 24%. We expect Hassalo on Eighth to be stabilized in 2017 with an estimated stabilized cash yield of approximately 6.25% to 7.25%.

Groundbreaking on Torrey Point occurred in July 2015. Projected costs of the redevelopment at Torrey Point has been revised to approximately $50.1 million, of which approximately $8.3 million has been incurred to date. We expect to incur the remaining costs for redevelopment of Torrey Point in 2015 and 2016. We expect the Torrey Point redevelopment to be stabilized in 2017 with an estimated stabilized cash yield of approximately 8.25% to 9.25%.

Our redevelopment and development opportunities are subject to market conditions and actual results may vary.

Balance Sheet and Liquidity
At June 30, 2015, the company had gross real estate assets of $2.2 billion and liquidity of $254.9 million, comprised of cash and cash equivalents of $34.9 million and $220.0 million of availability on its line of credit.

On May 6, 2013, we entered into an at-the-market (“ATM”) equity program with four sales agents that authorized the sale of up to $150.0 million of shares of our common stock. We completed $150.0 million of issuances under such ATM program on May 21, 2015. On May 27, 2015, we entered into a new ATM equity program with five sales agents in which we may, from time to time, offer and sell shares of our common stock having an aggregate offering price of up to $250.0 million. The sales of shares of our common stock made through the ATM equity programs are made in "at-the-market" offerings as defined in Rule 415 of the Securities Act of 1933, as amended.

For the three months ended June 30, 2015, we issued 1,092,126 shares of common stock through our ATM equity program at a weighted average price per share of $40.65, resulting in net proceeds of $43.7 million. For the six months ended June 30, 2015, we issued 1,145,926 shares of common stock through our ATM equity program at a weighted average price per share of $40.74, resulting in net proceeds of $45.9 million. We intend to use the net proceeds primarily to fund our development activities at Lloyd District Portfolio and Torrey Point. As of June 30, 2015, we had the capacity to issue up to an additional $235.7 million in shares of common stock under our ATM equity program.

Dividends
The company declared dividends on its shares of common stock of $0.2325 per share for the second quarter of 2015. The dividends were paid on June 26, 2015.

In addition, the company has declared a dividend on its common stock of $0.2325 per share for the quarter ending September 30, 2015. The dividend will be paid on September 25, 2015 to stockholders of record on September 11, 2015.

Guidance
The company increased its guidance for full year 2015 FFO per diluted share to a range of $1.73 to $1.77 per share from the prior range of $1.70 to $1.75 per share, an increase of 1.4% over the prior midpoint. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments. The company will discuss key assumptions regarding the guidance tomorrow on the conference call.
The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.
Conference Call
The company will hold a conference call to discuss the results for the second quarter of 2015 on Wednesday, July 29, 2015 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-866-318-8613 and use the pass code 22365992. A telephonic replay of the conference call will be available beginning at 1:00 p.m. PT on Wednesday, July 29, 2015 through Wednesday, August 5, 2015. To access the replay, dial 1-888-286-8010 and use the pass code 31310525. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's second quarter 2015 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Real estate, at cost
Operating real estate	$1,951,039	$1,931,698
Construction in progress	259,879	195,736
Held for development	9,418	9,390
	2,220,336	2,136,824
Accumulated depreciation	(386,622)	(361,424)
Net real estate	1,833,714	1,775,400
Cash and cash equivalents	34,949	59,357
Restricted cash	11,311	10,994
Accounts receivable, net	5,721	6,727
Deferred rent receivables, net	37,008	35,883
Other assets, net	51,610	53,401
Total assets	$1,974,313	$1,941,762
Liabilities and equity
Liabilities:
Secured notes payable	$579,133	$812,811
Unsecured notes payable	450,000	250,000
Unsecured line of credit	30,000	—
Accounts payable and accrued expenses	45,116	50,861
Security deposits payable	5,900	5,521
Other liabilities and deferred credits, net	53,882	55,993
Total liabilities	1,164,031	1,175,186
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 44,909,930 and 43,701,669 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	449	437
Additional paid-in capital	844,639	795,065
Accumulated dividends in excess of net income	(64,024)	(60,291)
Accumulated other comprehensive (loss) income	(339)	92
Total American Assets Trust, Inc. stockholders' equity	780,725	735,303
Noncontrolling interests	29,557	31,273
Total equity	810,282	766,576
Total liabilities and equity	$1,974,313	$1,941,762

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Rental income	$63,552	$58,793	$126,305	$119,275
Other property income	3,217	3,406	6,499	6,904
Total revenue	66,769	62,199	132,804	126,179
Expenses:
Rental expenses	17,205	16,500	33,825	33,120
Real estate taxes	5,986	5,129	12,034	11,155
General and administrative	4,788	4,635	9,804	9,247
Depreciation and amortization	15,286	18,209	30,393	34,550
Total operating expenses	43,265	44,473	86,056	88,072
Operating income	23,504	17,726	46,748	38,107
Interest expense	(11,197)	(13,439)	(22,992)	(27,071)
Other income (expense), net	(23)	1,064	(93)	973
Net income	12,284	5,351	23,663	12,009
Net income attributable to restricted shares	(40)	(94)	(83)	(164)
Net income attributable to unitholders in the Operating Partnership	(3,536)	(1,544)	(6,845)	(3,530)
Net income attributable to American Assets Trust, Inc. stockholders	$8,708	$3,713	$16,735	$8,315

Net income per share
Basic income attributable to common stockholders per share	$0.20	$0.09	$0.38	$0.20
Weighted average shares of common stock outstanding - basic	44,092,631	41,816,379	43,758,055	41,202,993

Diluted income attributable to common stockholders per share	$0.20	$0.09	$0.38	$0.20
Weighted average shares of common stock outstanding - diluted	61,992,147	59,721,636	61,658,650	59,110,450

Dividends declared per common share	$0.2325	$0.2200	$0.4650	$0.4400

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Six Months Ended
	June 30, 2015	June 30, 2015
Funds From Operations (FFO)
Net income	$12,284	$23,663
Depreciation and amortization of real estate assets	15,286	30,393
FFO, as defined by NAREIT	$27,570	$54,056
Less: Nonforfeitable dividends on incentive stock awards	(38)	(78)
FFO attributable to common stock and units	$27,532	$53,978
FFO per diluted share/unit	$0.44	$0.88
Weighted average number of common shares and units, diluted	61,995,268	61,661,946

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation's most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607